Exhibit-99.1

FOR IMMEDIATE RELEASE

Contact: Joseph C. O’Neill, Jr.,

EVP/ Chief Financial Officer

(267) 280-4000

HV BANCORP, INC. REPORTS RECORD RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2020

Doylestown, Pennsylvania-February 19, 2021.  HV Bancorp, Inc. (the “Company”) (Nasdaq Capital Market: HVBC), the holding company of Huntingdon Valley Bank (the “Bank”), reported results for the Company for the quarter ended December 31, 2020.  At quarter end, the Company held total assets of $861.6 million (143.0% over prior year), total deposits of $730.8 million (157.5% increase over prior year) and total equity of $38.9 million (15.8% increase over prior year).  Highlights in the quarter include a record 895% growth in net earnings over the same period in 2019 of $2.1 million, or $1.02 per basic and diluted share, vs. net earnings of $207,000, or $0.10 per basic and diluted share in 2019.  For the year ended December 31, 2020, net earnings increased 471% over the same period in 2019 of $5.8 million, or $2.84 per basic and diluted share vs. net income of $1.0 million, or $0.49 per basic and diluted share.  For the quarter end December 31, 2020, ROA and ROE totaled 1.54% and 23.74%, respectively.  Shareholders’ equity increased 15.8% from $33.6 million at December 31, 2019, to $38.9 million at December 31, 2020, which increased book value for the Company from $14.81 per share to $17.78 per share over the same period.

Travis J. Thompson, Esq., Chairman, President & CEO, commented, “HVB achieved record performance for the quarter and the year in spite of the unprecedented health and economic challenges in the wake of the Covid-19 pandemic that impacted our customers, employees and our community.  The HVB team continues to approach their work with dedication and perseverance, consistently striving to deliver a superior experience.  While I am incredibly proud of our employees and what they have accomplished this year, we remain acutely focused on the execution of our strategic plan that began in 2017, with the conversion of a mutual to a high performing stock bank.”

Highlights for the quarter and year ended December 31, 2020 include:

•

Net income for the quarter was up 895% to $2.1 million compared to $207,000 from the same period in 2019. For the year ended 2020, net income was up 471% to $5.8 million compared to $1.0 million in the same period in 2019.

•	Book value per share increased from $14.81 at December 31, 2019, to $17.78 at December 31, 2020.

•

Total combined revenue, comprising interest and non-interest income, for the quarter ended December 31, 2020, was $8.5 million, an increase of $3.8 million or 80.9% versus the same period in 2019. For the year ended December 31, 2020, total interest and non-interest income was $30.7 million, an increase of $12.1 million or 65.1% versus the same period in 2019.

•

Net interest income increased $1.1 million and $2.5 million to $3.2 million and $10.7 million, respectively for the three months and year ended December 31, 2020 from $2.1 million and $8.2 million, respectively for the three months and year ended December 31, 2019.

•

Non-interest income increased $3.0 million and $10.2 million to $4.6 million and $16.9 million, respectively for the three months and year ended December 31, 2020, from $1.6 million and $6.7 million, respectively for the three months and year ended December 31, 2019.

COVID-19 Update:

•

Through participation in the SBA’s Paycheck Protection Program (“PPP”), the Company processed over 450 applications from new and existing customers with an aggregate outstanding balance of $64.4 million as of December 31, 2020, in the first round of PPP loans. The forgiveness process of the first round of PPP loans began in the fourth quarter of 2020 with approximately $21.4 million in PPP forgiveness received to date. In January 2021, the Company processed an additional 148 applications with an outstanding balance of $23.0 million in the second round of PPP loans.

•	In December 2020, the Company participated in the Federal Reserve’s Main Street Loan Program funding approximately $31.1 million in loans.

•

The Company utilized the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”) to fund a portion of PPP loans during the second and third quarter of 2020. As of December 31, 2020, the Company had $48.7 million in PPPLF advances outstanding.

•

As of December 31, 2020, the Company had accommodated 73 loan requests of payment deferrals for certain borrowers that were impacted by COVID-19. As of December 31, 2020, there were two loans with an outstanding balance of $1.2 million in payment deferral. There was one residential loan with an outstanding balance of $589,000 and one commercial real estate loan with an outstanding balance of $596,000 in payment deferral.

•

The Company continues to monitor its liquidity and capital. As of December 31, 2020, our capital ratios exceeded “well- capitalized” requirements (see selected consolidated financial data and other data).  As of December 31, 2020, the Company maintained $414.6 million, or 48.1% of total assets, of cash and cash equivalents and $180.7 million, or 21.0% of total assets, of available borrowing capacity. The $180.7 million of available borrowing capacity consisted of unused borrowing capacity of $161.1 million at the Federal Home Loan Bank of Pittsburgh, (“FHLB”), $15.7 million of borrowing capacity with the PPPLF, $3.0 million of borrowing capacity from the Atlantic Community Bankers Bank and a $923,000 line of credit at the Federal Reserve Bank of Philadelphia.

Balance Sheet:  December 31, 2020, compared to December 31, 2019

Total assets increased $507.0 million, or 143.0%, to $861.6 million at December 31, 2020, from $354.6 million at December 31, 2019. The growth in total assets was primarily due to increases of $394.0 million in cash and cash equivalents $58.8 million in loans receivable, $45.7 million in loans held for sale, $2.4 million in available-for-sale securities, $2.0 million increase in mortgage servicing right, $1.7 million in operating lease right-of-use asset and $1.7 million in mortgage banking derivatives. In December 2020, the Company experienced an increase in cash as a result of an increase in core deposits from certain accounts which it anticipates to be temporary and that a significant portion will be dispersed during the first quarter of 2021.

Total liabilities increased $501.7 million, or 156.3%, to $822.7 million at December 31, 2020, from $321.0 million at December 31, 2019. The increase in total liabilities was primarily from a $447.0 million increase in deposits, $48.7 million increase in advances from the PPPLF, $4.3 million in other liabilities and $1.9 million increase in operating lease liabilities. Deposits increased $447.0 million from December 31, 2020, to December 31, 2019, primarily as a result of a $453.2 million increase in our core deposits offset by $6.2 million decrease in certificate of deposits. As discussed above, there was an increase in core deposits from certain accounts which we anticipate to be temporary and that a significant portion will be dispersed during the first quarter of 2021. Our core deposits (consisting of demand deposits, money market deposit accounts, passbook and statement savings accounts, and checking accounts) increased $453.2 million, or 210.3%, to $668.7 million at December 31, 2020, from $215.5 million at December 31, 2019. Offsetting this increase, was a decrease of $6.2 million, or 9.1% in certificates of deposit to $62.1 million at December 31, 2020, from $68.3 million at December 31, 2019.

Total shareholders’ equity increased $5.3 million, or 15.8%, to $38.9 million at December 31, 2019, compared to $33.6 million at December 31, 2020. The increase was primarily due to net income of $5.8 million, $256,000 increase in other comprehensive income due to the fair value adjustments, net of deferred tax, on the investment securities available-for-sale portfolio combined with $244,000 increase in share-based compensation expense and ESOP shares committed to be released of $125,000. Offsetting these increases was $1.1 million in treasury stock repurchases primarily as part of the stock repurchase plan approved in April 2019.

Income Statement: December 31, 2020, compared to December 31, 2019

Net Interest Income:

Net interest income increased $1.1 million to $3.2 million for the quarter ended December 31, 2020, from $2.1 million for quarter ended December 31, 2019. The increase reflected a $21.6 million increase in our net interest-earning assets, which increased to $70.4 million for the quarter ended December 31, 2020, from $48.8 million for the quarter ended December 31, 2019.  Net interest income increased $2.5 million to $10.7 million for the year ended December 31, 2020, from $8.2 million for the year ended December 31, 2019. Our net interest-earning assets increased 35.6% to $66.3 million for the year ended December 31, 2020, from $48.9 million for the year ended December 31, 2019.

Provision for loan losses:

Provision for loan losses increased by $85,000 to $123,000 for the quarter ended December 31, 2020, from $38,000 during the quarter ended December 31, 2019. During the quarter ended December 31, 2020, we recorded net charge-offs of $15,000 compared to net recoveries of $66,000 received for the quarter ended December 31, 2019.  Provision for loan losses increased by $298,000 to $1.1 million for the year ended December 31, 2020, from $810,000 during the year ended December 31, 2019, primarily because of net charge-offs of $529,000 related to the medical education loans. During the year ended December 31, 2020, total charge-offs of $530,000 were recorded and $1,000 of recoveries were received compared to total charge-offs of $425,000 were recorded and $97,000 of recoveries were received during the year ended December 31, 2019. Due to continued uncertainty of the economic conditions resulting from the COVID-19 pandemic, the Company increased the qualitative factors in the calculation of the allowance for loan losses. The Company will continue to monitor and additional adjustment to the allowance for loan losses may be necessary.

Non-Interest Income:

Non-interest income was $4.6 million and $16.9 million for the quarter and year ended December 31, 2020, respectively, compared to $1.6 million and $6.7 million for the same periods in 2019. The increase in non-interest income of $3.0 million to $4.6 million for the quarter ended December 31, 2020, compared to $1.6 million for the same period in 2019 was primarily due to a $4.4 million increase in gain on sales of loans, net offset by ($993,000) in change of fair value of loans held-for-sale and an increase in the loss from derivative instruments of ($391,000). The increase in non-interest income of $10.2 million to $16.9 million for the year ended December 31, 2020, from $6.7 million for the year ended December 31, 2019, was primarily a $8.4 million increase in the gain on sales of loans, net and a $942,000 increase in change of fair value of loans held-for-sale and an increase in the gain from derivative instruments of $747,000.

Non-Interest Expense:

Total non-interest expense increased $1.5 million, or 45.5% to $4.8 million for the quarter ended December 31, 2020 from $3.3 million for the quarter ended December 31, 2019, and increased $5.7 million, or 44.5% to $18.5 million for the year ended December 31, 2020 from $12.8 million for the year ended December 31, 2019.  The increase for the quarter ended December 31, 2020, compared to the quarter ended December 31, 2019, was primarily a result of increases of $1.1 million in salaries and employee benefits, $154,000 in data processing related operations and $104,000 in occupancy expense. Salaries and employee benefits increased as full time equivalent (FTE) employees increased to one-hundred twenty-six as of December 31, 2020, from ninety-seven as of December 31, 2019, primarily as a result of the expansion of the Company’s lending and business banking operations. For the year period ended December 31, 2020, the increase was primarily a result of additional salaries and employee benefits of $3.9 million, professional fees and other expenses of $990,000, data processing related operations of $370,000, and $289,000 in occupancy expense.

Income Taxes:

Income tax expense was $781,000 and $2.2 million for the quarter and year ended ending December 31, 2020, respectively compared to $82,000 and $285,000 during the quarter and year ended ending December 31, 2019. The increase in income tax expense for the quarter and year period ended December 31, 2020, respectively compared to the same periods a year ago reflected an increase in income before taxes.

Net Income & Book Value:

Net income increased $1.9 million to $2.1 million, approximately $1.02 cents per basic and diluted share for the quarter ended December 31, 2020, as compared to 207,000, or approximately $0.10 cents per basic and diluted share for the quarter ended December 31, 2019.  Net income increased $4.8 million to $5.8 million, approximately $2.84 cents per basic and diluted share for the year ended December 31, 2020, as compared to $1.0 million, or approximately $0.49 cents per basic and diluted share for the year ended December 31, 2019. Book value per share increased from $14.81 at December 31, 2019, to $17.78 at December 31, 2020.

Asset quality:

At December 31, 2020, the Company’s non-performing assets totaled $2.3 million, or 0.26% of total assets compared to $3.7 million or 1.05% at December 31, 2019. Non-performing assets decreased $1.4 million primarily because of decreases in non-performing loans of $754,000 in non-performing one-to four-family residential real estate loans, $388,000 in medical education loans and $308,000 decrease in non-performing home equity and HELOCs loans as compared to December 31, 2019. There were no non-accruing troubled debt restructurings at December 31, 2020 and 2019.

The allowance for loan losses totaled $2.0 million, or 0.64% of total loans and 89.5% of total non-performing loans at December 31, 2020 as compared to $1.4 million, or 0.56% of total loans of total loans and 38.8% of total non-performing loans at December 31, 2019.

About HV Bancorp, Inc.

HV Bancorp, Inc. (Nasdaq Capital Market: HVBC) is a bank holding company headquartered in Doylestown, PA. Through its wholly owned subsidiary Huntingdon Valley Bank, we primarily serve communities located in Montgomery, Bucks and Philadelphia Counties in Pennsylvania, New Castle County in Delaware, and Burlington County in New Jersey from our executive office, six full service bank offices and one limited service bank office. We also operate four loan production offices in our geographical footprint.

Forward-Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the negative impact of severe wide-ranging and continuing disruptions caused by the spread of coronavirus COVID-19 on current operations, customers and the economy in general, changes in interest rate environment, increases in nonperforming loans, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or event.

Selected Consolidated Financial and Other Data

(Unaudited)

	At December 31, 2020	At December 31, 2019	At June 30, 2019
(In thousands)
Financial Condition Data:
Total assets	$861,621	$354,586	$344,195
Cash and cash equivalents	414,590	20,625	20,234
Investment securities available-for-sale, at fair value	23,518	21,156	35,236
Equity securities	500	500	500
Loans held for sale at fair value	83,549	37,876	33,748
Loans receivable, net	313,811	255,032	240,786
Deposits	730,826	283,767	275,130
Federal Home Loan Bank advances	26,269	27,000	28,000
Federal Reserve's PPPLF advances	48,682	—	—
Securities sold under agreements to repurchase	—	—	3,789
Total liabilities	822,694	320,987	311,515
Total shareholders’ equity	38,927	33,599	32,680

	For the Three Months Ended		For the Year Ended
	December 31		December 31
	2020	2019	2020	2019
(In thousands except per share data)
Operating Data:
Interest income	$3,930	$3,151	$13,823	$11,849
Interest expense	732	1,062	3,143	3,671
Net interest income	3,198	2,089	10,680	8,178
Provision for loan losses	123	38	1,108	810
Net interest income after provision for loan losses	3,075	2,051	9,572	7,368
Gain on sale of loans, net	6,315	1,936	13,315	4,913
Other non-interest (loss) income	(1,729)	(368)	3,555	1,790
Non-interest income	4,586	1,568	16,870	6,703
Non-interest expense	4,820	3,330	18,470	12,776
Income before income taxes	2,841	289	7,972	1,295
Income tax expense	781	82	2,204	285
Net income	$2,060	$207	$5,768	$1,010

Earnings per share-Basic	$1.02	$0.10	$2.84	$0.49
Earnings per share -Diluted	$1.02	$0.10	$2.84	$0.49
Average common shares outstanding- Basic	2,012,806	2,045,734	2,033,083	2,041,527
Average common shares outstanding- Diluted	2,015,115	2,045,734	2,033,083	2,046,296
Shares outstanding end of period	2,189,408	2,268,917	2,189,408	2,268,917
Book value per share	$17.78	$14.81	$17.78	$14.81

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Performance Ratios:
Return on average assets(1)	1.54%	0.23%	1.33%	0.29%
Return on average equity(1)	23.74	2.54	16.83	3.11
Interest rate spread (2)	2.40	2.27	2.43	2.26
Net interest margin (3)	2.49	2.48	2.57	2.45
Efficiency ratio (4)	61.92	91.06	67.04	85.85
Average interest-earning assets to average interest-bearing liabilities	115.85	116.98	119.01	117.17

Asset Quality Ratios (5):
Non-performing assets as a percent of total assets	0.26%	1.05%	0.26%	1.05%
Non-performing loans as a percent of total loans	0.71	1.45	0.71	1.45
Allowance for loan losses as a percent of non-performing loans	89.49	38.80	89.49	38.80
Allowance for loan losses as a percent of total loans	0.64	0.56	0.64	0.56
Net (recoveries) charge-offs to average outstanding loans during the period	0.00	(0.03)	0.18	0.13

Capital Ratios: (6)
Common equity tier 1 capital (to risk weighted assets)	12.70%	14.02%	12.70%	14.02%
Tier 1 leverage (core) capital (to adjusted tangible assets)	7.37	8.52	7.37	8.52
Tier 1 risk-based capital (to risk weighted assets)	12.70	14.02	12.70	14.02
Total risk-based capital (to risk weighted assets)	13.41	14.70	13.41	14.70
Average equity to average total assets (7)	6.49	9.24	7.91	9.33

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(1)	Annualized for the three months ended December 31, 2020 and 2019.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents non-interest expense dividend by the sum of the net interest income and non-interest income.
(5)	Asset quality ratios are period ratios.
(6)	Capital ratios are for Huntingdon Valley Bank.
(7)	Represents consolidated average equity to average total assets.